EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of First Real Estate Investment Trust of New Jersey, Inc. on Form S-8 (Nos. 333-79555, 333-142675, 333-201922 and 333-224712) of our report dated January 27, 2023, on our audits of the financial statements and financial statement schedule as of October 31, 2022 and 2021 and for each of the years in the three-year period ended October 31, 2022, which report is included in this Annual Report on Form 10-K to be filed on or about January 27, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

January 27, 2023

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